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                                                                EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement (Form S-8, No. 333-43117), dated December 23,1997, Registration Statement (Form S-8, No. 333-22323), dated February 25, 1997, Registration Statement (Form S-8, No. 33-56145) and Registration Statement (Form S-8, No. 33-56147), dated October 25, 1994, Registration Statement (Form S-8, No. 33-39558), dated March 25, 1991 and Registration Statement (Form S-8 No. 2-92975), dated September 17, 1984, of our report dated April 27, 1998 with respect to the consolidated financial statements of Charming Shoppes, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 1998.




                                ERNST & YOUNG LLP


Philadelphia, Pennsylvania
April 27, 1998



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